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                                                                   EXHIBIT 10.15

BOARD OF DIRECTORS'

       DEFERRED COMPENSATION PLAN

                As Amended and Restated Effective January 1, 1999
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                               BOARD OF DIRECTORS'
                               ------------------
                           DEFERRED COMPENSATION PLAN
                           --------------------------
                    (AS AMENDED AND RESTATED JANUARY 1, 1999)
                    -----------------------------------------


                                    PREAMBLE
                                    --------

      The Board of Directors' Deferred Compensation Plan (the "Plan") is an unfunded supplemental retirement plan for directors of Anthem Insurance Companies, Inc. ("Anthem") and such other subsidiaries and affiliates of Anthem which have adopted the Plan and which are listed on Appendix A.

                                    ARTICLE I
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                                   DEFINITIONS
                                   -----------

      Section 1.01. Administrator. The term "Administrator" means the Director Benefits Committee which committee is appointed by the Chief Executive Officer of the Company and which committee which shall have the authority to manage and control the operation of this Plan.

      Section 1.02. Beneficiary. The term "Beneficiary" means, for a Participant, the individual or individuals designated by that Participant in the last Beneficiary Designation Form executed by that Participant to receive benefits in the event of that Participant's death.

      Section 1.03. Company. The term "Company" means and shall include the entities listed on Appendix A.

      Section 1.04. Compensation. The term "Compensation" means for each Participant in any Plan Year the total amount of remuneration (including retainers, meeting fees and, if applicable, incentive compensation) for director services as paid to that Participant by the Company in that Plan Year.

      Section 1.05. Director. The term "Director" means each non-employee member of the Board of Directors of the Company.

      Section 1.06. Effective Date. The term "Effective Date" means January 1, 1999.

      Section 1.07. Forms. The term "Forms" means the forms used by the Company for Plan operation and shall include the following:

            (a) Enrollment Form. The term "Enrollment Form" shall be the form on which a Director annually designates the amount of Compensation to be deferred under the Plan.

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            (b) Beneficiary Designation Form. The term "Beneficiary Designation
Form" means the form on which a Director designates his Beneficiary.

            (c) Distribution Election Form. The term "Distribution Election Form" means the form on which a Director designates when and how his Participation Account shall be distributed.

      Section 1.08. Interest Rate. The term "Interest Rate" means the rate of return credited to amounts held in the Participant's Participation Account. The rate shall change each January 1. For the period before January 1, 1999, the rate shall be equal to the yield of the book value of the Company's non-subsidiary investment portfolio as of the December 31 immediately preceding the Plan Year for which the rate becomes effective. For the period on and after January 1, 1999, the rate shall be equal to the average of the monthly average rates of the 10-year United States Treasury Notes for the twelve (12) months ending on September 30 immediately preceding such January 1 plus one hundred and fifty (150) basis points; provided, however, that the Company reserves the right to change the method of determining or to increase or decrease the interest rate which is credited to a Participant's Participation Account as long as the interest rate shall not be decreased for periods prior to such action.

      Section 1.09. Participant. The term "Participant" means any individual who fulfills the eligibility requirements contained in Article II of this Plan.

      Section 1.10. Participation Account. The term "Participation Account" means the bookkeeping account maintained by the Company for each Participant reflecting amounts deferred under this Plan (as adjusted from time to time).

      Section 1.11. Plan. The term "Plan" means the plan embodied by this instrument as now in effect or hereafter amended.

      Section 1.12. Plan Year. The term "Plan Year" means the calendar year.

                                   ARTICLE II
                                   ----------
                            PARTICIPATION IN THE PLAN
                            -------------------------

      Section 2.01. Eligibility. As of the Effective Date, all Directors shall be eligible to become Participants in this Plan; provided, however, that former Directors shall be eligible to participate to the extent they are entitled to consulting fees or continuing director fees.

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      Section 2.02. Deferral Amounts.

            (a) Amount of Deferral. The amount of Compensation to be deferred in a Plan Year shall be designated by each Participant in the Enrollment Form executed by that Participant for that Plan Year prior to the beginning of that Plan Year and within the time period established by the Company.

            (b) Special Rules for New Directors. For the Plan Year during which a person first becomes eligible to become a Participant, the Participant shall be provided by the Company the opportunity to make a special election for such Plan Year with respect to the Compensation paid in such Plan Year after the date on which he becomes an eligible Participant.

            (c) Timing of Deferral. The following rules govern the timing of the deferral of Compensation under this Plan:

                  (i) Compensation deferred by Participants shall be effected pro-rata from each payment date in the Plan Year.

                  (ii) For purposes of the allocations described in Article III, the amount of any Compensation deferred hereunder shall be credited to a Participant's Participation Account on the day, but for the deferral, the deferred Compensation would have been paid.

            (d) Manner of Payout of a Participant's Participation Account. The manner and date in which a Participant's Participation Account attributable to deferrals in a Plan Year is to be distributed to that Participant under the provisions of this Plan shall be designated by that Participant in the most recent Distribution Election Form executed by that Participant. The distribution options available to a Participant shall include:

                  (i) lump sum, or

                  (ii) five (5) or ten (10) annual installments

The Participant shall designate in the Distribution Election Form the year in which distribution is to be made or begin. Any lump sum payment or installment under this Plan for a Plan Year shall be made on or about July 1.

            (e) Special Rules. Notwithstanding anything contained in this
Article II to the contrary, the following special rules shall govern distributions made under this Plan;

                  (i) A Participant shall be permitted to change the manner in which his Participation Account shall be distributed by completing a new Distribution Election Form which is delivered to the Company at least one
      (1) calendar year before the earlier of the date on which the Participant ceases to be a Director or begins receiving consulting fees or continuing director fees the date on which distribution of the Participant's Participation Account would have been made but for the

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      change in election; provided, however, that any completed Distribution
      Election Form which was not received prior to the beginning of the one (1) year period described above shall be null and void.

                  (ii) If the aggregate amount in a Participant's Participation Account on the initial installment date is equal to or less than fifty-five thousand dollars ($55,000), payment of his Participation Account shall be required to be made in a single lump sum.

                  (iii) If a Participant fails to complete a Distribution Election Form, amounts credited to his Participation Account shall automatically be distributed in a single lump sum on the July 1 immediately following the later of the date on which the Participant ceases to be a Director or ceases receiving consulting fees or continuing director fees.

                  (iv) With respect to any amounts credited to a Participant's Participation Account attributable to deferrals made before January 1, 1999 and except as otherwise provided in Subsection (ii) above, any quarterly or annual installment election made by the Participant prior to January 1, 1999 shall be given effect.

                                   ARTICLE III
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                                INTEREST CREDITS
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      Any monies credited to a Participant's Participation Account shall be credited with interest, earned daily, posted monthly and compounded annually, on the amounts held in such Participation Account.

                                   ARTICLE IV
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                                 DEATH BENEFITS
                                 --------------

      If a Participant dies prior to the commencement of his benefits under
Article II, the Beneficiary of that Participant, as determined pursuant to the last Beneficiary Designation Form executed by that Participant, shall receive the balance contained in his Participation Account in a single lump sum on the July 1 immediately following the Participant's death. If a Participant dies after the commencement of his benefits under Article III, payment of any remaining installments due shall be made to the Participant's Beneficiary at the same times that the installments would have been paid to the Participant.

                                    ARTICLE V
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                                 ADMINISTRATION
                                 --------------

      Section 5.01. Delegation of Responsibility. The Company may delegate duties involved in the administration of this Plan to such person or persons whose services are deemed by it to be necessary or convenient.

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      Section 5.02. Payment of Benefits. The amounts allocated to a
Participant's Participation Account and payable as benefits under this Plan shall be paid solely from the general assets of the Company. The payment of benefit obligation shall be allocated among the Companies based on the portion of the Compensation which would have been paid by the applicable Company but for the deferral. No Participant shall have any interest in any specific assets of the Company under the terms of this Plan. This Plan shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind or a fiduciary relationship between any Participant and the Company. The Companies' obligations under this Plan is purely contractual and shall not be funded or secured in any way.

                                   ARTICLE VI
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                        AMENDMENT OR TERMINATION OF PLAN
                        --------------------------------

      Section 6.01. Termination. The Company may at any time terminate this Plan. As of the date on which this Plan is terminated, no additional amounts shall be deferred from any Participant's Compensation. The Company shall pay to each such Participant the balance contained in his Participation Account at such time and in the manner designated by that Participant in the Participation Agreements executed by that Participant; provided, however, that the Committee, in its sole and complete discretion, may direct the Company to pay out to the Participants their Participation Accounts in a single lump sum as soon as practicable after the Plan termination.

      Section 6.02. Amendment. The Company may amend the provisions of this Plan at any time; provided, however, that no amendment shall adversely affect the rights of Participants or their Beneficiaries with respect to the balances contained in their Participation Accounts immediately prior to the amendment.

                                   ARTICLE VII
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                                  MISCELLANEOUS
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      Section 7.01. Successors. This Plan shall be binding upon the successors of the Company.

      Section 7.02. Choice of Law. This Plan shall be construed and interpreted pursuant to, and in accordance with, the laws of the State of Indiana.

      Section 7.03. No Service Contract. This Plan shall not be construed as affecting in any manner the rights or obligations of the Company or of any Participant to continue or to terminate director status at any time.

      Section 7.04. Non-Alienation. No Participant or his Beneficiary shall have any right to anticipate, pledge, alienate or assign any of his rights under this Plan, and any effort to do so shall be null and void. The benefits payable under this Plan shall be exempt from the claims of

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creditors or other claimants and from all orders, decrees, levies and executions and any other legal process to the fullest extent that may be permitted by law.

      Section 7.05. Disclaimer. The Companies make no representations or assurances and assume no responsibility as to the performance by any parties, solvency, compliance with state and federal securities regulation or state and federal tax consequences of this Plan or participation therein. It shall be the responsibility of the respective Participants to determine such issues or any other pertinent issues to their own satisfaction.

      Section 7.06. Designation of Beneficiaries. Each Participant shall designate in his Beneficiary Designation Form his Beneficiary and his contingent Beneficiary to whom death benefits due hereunder at the date of his death shall be paid; provided, however, that the Beneficiary and Contingent Beneficiary designated by a Participant in the last Beneficiary Designation Form executed by that Participant shall supersede all other Beneficiary or Contingent Beneficiary designations made by that Participant in any earlier Beneficiary Designation Form executed by that Participant. If any Participant fails to designate a Beneficiary or if the designated Beneficiary predeceases any Participant, death benefits due hereunder at that Participant's death shall be paid to his contingent Beneficiary or, if none, to the deceased Participant's surviving spouse, if any, and if none to the deceased Participant's estate.

      This Plan has been executed on this 20th day of April, 1999, and shall be effective as of January 1, 1999.

                                      ANTHEM INSURANCE COMPANIES, INC.


                                      By:   /s/ L. Ben Lytle
                                           ---------------------------

                                      Its:   Chairman, President & CEO
                                           ---------------------------

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                                   APPENDIX A

                               BOARD OF DIRECTORS'
                           DEFERRED COMPENSATION PLAN

                         LIST OF PARTICIPATING COMPANIES

1.    Anthem Insurance Companies, Inc.

2.    Community Insurance Company

3.    Anthem Health Plans, Inc.

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